Exhibit 99.1


     iBasis Reports Selected Third Quarter 2006 Financial Results

    Reporting of Full Financial Results Delayed Pending Restatement
               Due to Stock Option Grants Investigation


    BURLINGTON, Mass.--(BUSINESS WIRE)--Nov. 14, 2006--iBasis, Inc. (NASDAQ: IBAS), the global VoIP company(TM), today announced selected results for the third quarter ended September 30, 2006. As announced on October 20, 2006, the Company had determined that it must restate certain of its past financial statements as a result of conclusions reached by a special independent committee of the iBasis Board of Directors regarding the Company's historical stock option granting practices. Consequently, today's announcement of the Company's third quarter results includes selected financial results only. The Company will report its full financial results for the quarter after a final determination of the appropriate stock-based compensation expense for the periods affected.

    Revenue for the third quarter of 2006 was $133.5 million, compared to $94.6 million for the third quarter of 2005. Gross profit for the third quarter was $15.6 million, compared to $11.5 million in the third quarter of 2005.

    Highlights of the third quarter include:

    --  Sequential growth in revenue of 5%, and 41% increase over Q3,
        2005

    -- Continued minutes growth to 2.9 billion, a 7% sequential increase and a 47% increase over Q3, 2005

    --  Seventh consecutive quarter of positive cash flow

    --  Strong cash flow from operations

    --  Record Trading revenue and gross profit

    "In Q3 our Trading business continued to grow, but our Retail business declined sequentially," said Ofer Gneezy, president and CEO of iBasis. "The growth in Trading was strong enough to produce overall growth in traffic volume and in revenue, but the loss of higher margin Retail business reduced our overall gross profit for the quarter.

    "We're pleased with record revenue and gross profit in our Trading business, especially after the very strong growth we achieved in the previous quarter. The gross margin of our Trading business remained stable at 11.7% compared to 11.8% last quarter and ahead of 11.4% in Q3 a year ago.

    "Also during the quarter we added a significant number of new Trading customers, reflecting the continuing demand for our high quality international voice services. Consumer VoIP providers continued to represent approximately 10% of our growing Trading business.

    "Our Retail business grew over the third quarter of last year but not sequentially. We experienced a setback from ending the relationship with one of our largest distributors due to delinquent payments. We reserved approximately $1.3 million to cover any bad debt amounts due from this distributor and are in litigation attempting to collect amounts due to us.

    "The revenue from the balance of our prepaid calling card business continued to grow and as a result, the revenue of our Retail business declined only slightly. Many of the cards in the rest of the portfolio are less mature and therefore generating lower profitability at this stage.

    "As we mentioned last quarter, as a result of a new FCC regulation we started accruing in the third quarter for contributions to the Universal Service Fund. This increased our Retail costs by about 2% of Retail revenue. We intend to pass this cost increase to consumers in the future.

    "We believe this set back is temporary. To get back on track, we made personnel changes in our Retail team, and we are already building new distributor relationships on the East Coast to re-launch existing cards, as well as introduce new cards.

    "Near the end of the quarter, we launched a card with Telemar, one of the leading providers of communications services in Brazil utilizing its well known mobile brand, Oi. We introduced the Oi card at the Brazilian Day festival in New York City, and we are very pleased with the early acceptance of this new brand.

    "Subsequent to the end of the quarter we launched a significant upgrade of our Pingo retail service, taking that offering global with multi-language and multi-currency support, and the ability to process international credit cards. While Pingo does not yet contribute revenue or gross profit at a level sufficient to be reported separately, it is growing and produces our highest margins.

    "We remain excited by the tremendous growth opportunity in international telecom in both our Trading and Retail businesses.


Third Quarter Results for Trading and Retail Businesses:
    ($ in millions)         Trading       Retail          Total
------------------------ ------------- ------------- ---------------
Revenue                     $109.3        $24.2          $133.5
------------------------ ------------- ------------- ---------------
Gross Profit (A)            $12.7          $2.9          $15.6
------------------------ ------------- ------------- ---------------
Gross Margin                 11.7%         11.9%          11.7%

(A) Revenue less data communications and telecommunications costs

    Operational Milestones

    Minutes of use on The iBasis Network(TM) in the third quarter 2006 were 2.9 billion, a 47% increase over the 2.0 billion minutes carried in the third quarter 2005, and a 7% increase over the 2.7 billion minutes in the second quarter 2006. Average revenue per minute was 4.6 cents, compared to 4.7 cents in the previous quarter. Average cost per minute was 4.1 cents, the same as in the previous quarter, and average margin per minute was 0.54 cents for the third quarter compared to
0.61 cents for the previous quarter.

    iBasis ended the third quarter with 512 Trading customers, compared to 471 at the end of the second quarter 2006. New customers announced during the quarter included SunRocket, a leading consumer VoIP service provider, and Telecom Georgia, a leading service provider of voice and data services in Georgia.

    Subsequent to the end of the quarter, the Company was able to negotiate an early termination of leased expansion space in its New York Internet Central Office (ICO). The increasing density of communications equipment has enabled iBasis to continue to expand its network capacity in the facility without the need for this additional floor space. As a result of our decision to terminate this lease, we wrote-off $1.0 million of undepreciated lease-hold improvements in Q3. In addition, we will take a charge of approximately $1.0 million in Q4 to cover future monthly payment obligations relating to the early termination of this lease. By terminating this lease obligation we will achieve future cash savings of approximately $1.2 million.

    iBasis - KPN Global Carrier Services Merger

    The Company intends to file the proxy required in order to solicit shareholder approval and completion of the transaction between Dutch carrier Royal KPN and iBasis, which was announced on June 21, 2006, as soon as possible pending the finalization of our third quarter results and restatement of prior period financial statements.

    iBasis will acquire KPN subsidiary KPN Global Carrier Services and receive $55 million in cash from KPN in return for the issuance of approximately 40 million shares of iBasis common stock, which represent a 51 percent ownership interest in iBasis on a diluted basis. iBasis shareholders of record immediately prior to closing will receive a cash dividend of $113 million immediately following closing.

    This combination will establish iBasis as one of the largest international voice carriers in the world, with combined 2005 revenues exceeding $1.1 billion and more than 15 billion combined minutes in 2005.

    iBasis and KPN remain in close communications. Significant progress has been made during the quarter on integration and synergy planning and obtaining regulatory approvals.

    In the third quarter of 2006, we incurred approximately $1.2 million in expenses related to this transaction, primarily related to investment banking, legal and accounting fees.

    Guidance

    The Company believes that in 2006, on a standalone basis, its revenues will be in the range of $510 to $520 million. Planned expenditures for 2006 include $10 to $11 million in capital asset investments.

    Nasdaq Notification

    On November 13, 2006, the Company received a Staff Determination letter from NASDAQ indicating that, due to its noncompliance with NASDAQ's requirements for continued listing for failure to make on a timely basis all required filings with the SEC, its common stock will be delisted unless the Company requests a hearing in accordance with NASDAQ rules. As previously announced, the Company was unable to file its quarterly report on Form 10-Q for the quarter ended September 30, 2006 by the required filing date of November 9, 2006 pending completion of its review of the additional non-cash stock-based compensation charges and tax consequences of the Company's historical stock option granting practices. The Company intends to request a hearing before the NASDAQ Listing Qualifications Panel to review the Staff Determination. Under NASDAQ rules, a request for a hearing stays the delisting action pending the issuance of a written determination by the Listing Qualification Panel.

    Q3 Results Conference Call

    iBasis will host a conference call to discuss the Company's selected Q3 results, led by Ofer Gneezy, iBasis president & CEO on November 14, 2006 at 11:00 a.m. ET. The public is invited to listen to the simultaneous webcast by logging in through the iBasis investor relations website at http://investor.ibasis.com.

    About iBasis

    Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo(R) web-based offering (www.pingo.com) and disposable calling cards that are sold through major distributors and available at retail stores throughout the U.S. iBasis customers include many of the largest telecommunications carriers, including AT&T, Verizon, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, and Telefonica. iBasis carried 7.8 billion minutes of international voice over IP
(VoIP) traffic in 2005, and is one of the largest carriers of international voice traffic in the world(1). For four consecutive years service providers have named iBasis the best international wholesale carrier in ATLANTIC-ACM's annual International Wholesale Carrier Report Card(2). The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

    iBasis and Pingo are registered marks, the global VoIP company and The iBasis Network are trademarks of iBasis, Inc. All other trademarks are the property of their respective owners.

    Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release, including those relating to the Company's anticipated revenue and capital expenditures, as well as its plan to request a hearing before the NASDAQ Listing Qualifications Panel, constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Statements regarding the proposed transaction between the Company and Royal KPN, including the expected timetable for completing the transaction, the expected dividend payment, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding the parties' future expectations, beliefs, goals or prospects, also constitute forward-looking statements. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the Company's ability to execute its business plan; (ii) the extent of adoption of the Company's services and the timing and amount of revenue and gross profit generated by these services; (iii) fluctuations in the market for and pricing of these services; (iv) the success of the Company's plans to contest the FCC ruling on prepaid calling cards; (v) the ability of the Company and Royal KPN to consummate the proposed transaction due to regulatory restrictions, the failure to receive shareholder approval, the ability to successfully integrate their operations and employees, the ability to realize anticipated synergies, the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market, business conditions and volatility and uncertainty in the markets that the Company and Royal KPN serve, (vi) the Company's inability to meet the requirements of the NASDAQ Stock Market for continued listing of the Company's shares; and (vii) the other factors described in the Company's Quarterly Report on Form 10-Q for its most recently completed fiscal quarter and Annual Report on Form 10-K for its most recently completed fiscal year and Royal KPN's Annual Report on Form 20-F for its most recently completed fiscal year all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

    This communication may be deemed to be solicitation material in respect of the proposed transaction between iBasis and Royal KPN. In connection with the proposed transaction, iBasis intends to file relevant materials with the SEC, including a proxy statement on
Schedule 14A. SHAREHOLDERS OF IBASIS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING IBASIS'S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, http://www.sec.gov, and iBasis's shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from iBasis. Such documents are not currently available.

    Participants in Solicitation

    Royal KPN and its directors and executive officers, and iBasis and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of iBasis Common Stock in respect of the proposed transaction. Information about the directors and executive officers of Royal KPN is set forth in the Annual Report on Form 20-F for the year ended 2005, which was filed with the SEC on March 14, 2006. Information about the directors and executive officers of iBasis is set forth in iBasis's proxy statement for its 2006 Annual Meeting of Shareholders, which was filed with the SEC on March 23, 2006. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transaction when it becomes available.

    Use of Non-GAAP Financial Measures

    The Company provides other financial data in addition to providing financial results in accordance with GAAP. This data is not in accordance with, or an alternative to GAAP, and may be different from Non-GAAP financial data used by other companies. This Non-GAAP financial data includes average revenue per minute (ARPM), average cost per minute (ACPM) and average margin per minute (AMPM), which the Company believes provides useful information, to both its management and investors about the Company's current performance.

    (1) Telegeography 2005 data compared with iBasis 2004 traffic volume.

    (2) ATLANTIC-ACM International Wholesale Carrier Report Card - 2002, 2003, 2004, & 2005.


    CONTACT: iBasis, Inc.
             Media
             Chris Ward, 781-505-7557
             cward@ibasis.net
             or
             Investors
             Richard Tennant, 781-505-7409
             ir@ibasis.net